                                                                                                                                                                                                                                                                                                                                                                      Exhibit 99.1

EDCI Holdings, Inc. Announces the Extension of Share Repurchase Program

NEW YORK, May 26, 2009 /PRNewswire / -- EDCI Holdings, Inc. (Nasdaq: EDCI) ("EDCI"), the holding company for Entertainment Distribution Company, Inc., the majority shareholder of Entertainment Distribution Company, LLC ("EDC"), a European provider of supply chain services to the optical disc market, today announced that EDCI’s Board of Directors has approved a twelve month extension of EDCI’s common stock repurchase program and also added a provision to the program which allows EDCI to repurchase shares of its common stock under a 10b5-1 plan.

As previously announced, in June 2008 EDCI’s Board of Directors approved the repurchase of up to one million shares of common stock over the twelve month period ending on June 3, 2009.  To date, EDCI has repurchased a total of 174,794 shares under the plan.  Given EDCI's substantial cash position, the market price of its common shares, and the reduced probability of EDCI making an acquisition that satisfies EDCI’s primary acquisition requirements, EDCI’s Board of Directors determined that it was prudent to extend the repurchase program for an additional twelve months.  Furthermore, EDCI’s Board of Directors determined that adding a provision to the program that allowed EDCI to repurchase shares of its common stock under a 10b5-1 plan was appropriate given the substantial periods of time during which EDCI has been restricted from such repurchases of shares of its common stock due to blackout periods.

EDCI intends to use its repurchase program to purchase the maximum number of shares available each day in accordance with Rule 10b-18 and all other applicable rules and regulations, and subject to limitations applicable for protection of EDCI's net operating losses.  EDCI currently has approximately 6,716,000 total shares outstanding. EDCI's unrestricted net operating losses were approximately $288 million as of December 31, 2008 and do not begin to expire for the most part until 2019.

EDCI encourages all shareholders potentially interested in selling shares of EDCI common stock, irrespective of the small or large quantity of shares owned, to contact EDCI directly (vs. entering sell orders through a brokerage firm) via Kyle E. Blue, Treasurer, at (317) 596-0323.

About EDCI Holdings, Inc.

EDCI Holdings, Inc. (Nasdaq: EDCI) is a multi-national company, headquartered in New York, that is seeking to enhance shareholder value by pursuing acquisition opportunities. EDCI is the holding company of Entertainment Distribution Company, Inc., which is the majority shareholder of Entertainment Distribution Company, LLC ("EDC"), a European provider of supply chain services to the optical disc market. EDC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. EDC’s clients include some of the world's best-known music, movies and gaming companies. EDC’s operations include manufacturing and distribution facilities in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcih.com.

Source: EDCI Holdings, Inc.

CONTACT: Kyle E. Blue, Office:  (317) 596-0323, Mobile: (317) 513-9245

Web site: www.edcih.com